Exhibit 5.1

DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133 www.dlapiper.com T 858.677.1400 F 858.677.1401

March 3, 2021

Cohu, Inc.

12367 Crosthwaite Circle
Poway, California 92064

Re:	Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as counsel to Cohu, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to 5,692,500 shares of common stock, par value $1.00 per share (the “Shares”), including up to 742,500 shares that may be sold pursuant to the exercise of an option by the underwriters, pursuant to an underwriting agreement dated March 3, 2021, by and among the Company and Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”), and the Company’s Registration Statement on Form S-3ASR (File No. 333-237067) and accompanying Prospectus Supplement dated March 3, 2021 (the “Prospectus Supplement”), each filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The number of Shares shall include all shares of the Company’s common stock registered in connection with the offering contemplated by the Registration Statement.

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement, the Underwriting Agreement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended, of the Company as filed with the Secretary of State of the State of Delaware, the Bylaws of the Company and the minutes of meetings of the stockholders and the Board of Directors of the Company, and the Pricing Committee thereof, as provided to us by the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the base prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)